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                                                                   EXHIBIT 23(a)


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in (i) the Registration Statement on Form S-3 (No. 333-3555) of Post Properties, Inc. and Post Apartment Homes, L.P.; and (ii) the Registration Statement on Form S-3 (No. 333-36595) of Post Properties, Inc. and Post Apartment Homes, L.P. of our report dated January 28, 1997, except for
Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, included in Post Apartment Homes, L.P.'s Current Report on Form 8-K dated September 17, 1997 filed with the Securities and Exchange Commission.




                                        ERNST & YOUNG LLP

Dallas, Texas
October 15, 1997